Exhibit 99.1

Chelsea Therapeutics Resolves Bioavailability Issue and

Reports Greater Than 10-Fold Improvement in Relative

Bioavailability of New CH-1504 Formulation

Phase II Trial to Compare Daily 0.25 mg, 0.5 mg and 1.0 mg of New CH-1504

Formulation to Weekly 20 mg Methotrexate in the Treatment of Rheumatoid

Arthritis

CHARLOTTE, N.C., Sept. 10, 2007 - Chelsea Therapeutics International, Ltd. (NasdaqCM:CHTP) reported results from its human bioequivalence study quantifying the improvements in relative bioavailability demonstrated by the disodium salt formulation of CH-1504 and identifying the doses to be used in a Phase II evaluation in the treatment of rheumatoid arthritis.

In the first stage of the study, single oral doses of the new formulation were administered to healthy males. Results from this phase of the study indicated that 1.0 mg of the new formulation was comparable to 15.0 mg of the original free acid formulation used during the previous Phase I evaluations of CH-1504. For the second stage of the study, Chelsea conducted a blinded, crossover evaluation comparing single 1.0 mg oral doses of the new formulation to single 15.0 mg oral doses of the old formulation in 12 healthy males that confirmed a comparable pharmacokinetic profile over time. In comparing results from the current Phase I bioequivalence study to the results of the prior Phase I study, the new formulation demonstrated an 11.4-fold improvement in relative bioavailability, as measured by area under the curve (AUC). In addition, an 8.91-fold increase in peak plasma levels (Cmax) was also reported.

Based on these results, Chelsea intends to proceed with its upcoming Phase II trial of CH-1504 in rheumatoid arthritis using 0.25 mg, 0.5 mg and 1.0 mg of the new formulation in lieu of the previously planned 5 mg, 10 mg and 15 mg of the original free acid formulation. The 12-week, 4-arm, double-blind and randomized trial is designed to compare three doses of CH-1504 (0.25, 0.5 or 1.0 mg) given daily to a 20 mg weekly dose of methotrexate (MTX) in 200 MTX naive patients. Chelsea expects to initiate this trial in the fourth quarter at multiple sites in Russia, Ukraine, Poland, Switzerland and Canada.

“This study provides clear confirmation of the dramatic improvement in pharmacokinetic characteristics achieved through our reformulation of CH-1504,” commented Dr. Simon Pedder, President and Chief Executive Officer of Chelsea. “These results, combined with our existing body of data, strengthen our belief that CH-1504 may be a clinically superior, safer and better tolerated alternative to methotrexate for treating RA and we are optimistic that the pharmacokinetic superiority of our new formulation will significantly improve the opportunity to demonstrate positive results in our upcoming Phase II proof-of-concept trial beginning later this year.”

About CH-1504

CH-1504 is the lead product candidate in Chelsea’s portfolio of novel antifolate compounds developed by Dr. Gopal Nair and licensed by the company in 2004. An orally available and metabolically inert antifolate with potent anti-inflammatory and anti-tumor properties, CH-1504 potently inhibits several key enzymes that are required for cell proliferation. Preclinical and clinical data to date suggests superior safety and tolerability, as well as increased potency versus MTX, currently the leading antifolate treatment and standard of care for a broad range of abnormal cell proliferation diseases. Diseases that may potentially benefit from the compound include RA, psoriasis, inflammatory bowel disease, cancer and other immunological disorders.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is pursing an Orphan Drug strategy for the development of Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy data, generating annual revenue of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Contact:

Chelsea Therapeutics

Nick Riehle

Chief Financial Officer

704-341-1516 x101

Kathryn McNeil

Investor/Media Relations

718-788-2856